UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2004

ADVANCED MEDICAL OPTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 247-8200

(Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets.

On June 26, 2004, pursuant to a Stock and Asset Purchase Agreement dated as of April 21, 2004 between Advanced Medical Optics, Inc. (“AMO”) and Pfizer, Inc. (“Pfizer”), AMO completed the $450 million all-cash acquisition of Pfizer’s ophthalmic surgical business. The assets acquired from Pfizer and its subsidiaries include the Healon(R) line of viscoelastic products used in ocular surgery, CeeOn(R) and Tecnis(R) intraocular lenses used in cataract surgery and the Baerveldt(R) glaucoma shunt. AMO also acquired related manufacturing and research and development facilities in Groningen, Netherlands; Uppsala, Sweden; and Bangalore, India. AMO intends to continue to use these facilities for the manufacturing and research and development of the related assets acquired from Pfizer and its subsidiaries.

To finance the acquisition, AMO recently initiated a recapitalization of its balance sheet. The major components of the recapitalization included:

o	Exchange of approximately $108.6 million aggregate principal amount of its outstanding 3.5 percent convertible senior subordinated notes due 2023 for approximately 5.8 million shares of its common stock and approximately $4.6 million in cash, resulting in a non-cash charge of approximately $107.2 million and a cash charge of approximately $4.6 million expected to be recorded in the second quarter of 2004.

o	Repayment by its Japan subsidiary of a 2.5 billion yen-denominated ($22.4 million equivalent) term loan facility.

o	Purchase of debt under the tender offer to purchase for cash any and all of its $70 million aggregate outstanding principal amount of its 9.25 percent senior subordinated notes due 2010.

o	Private offering of $350 million aggregate principal amount of 2.5 percent convertible senior subordinated notes due 2024.

o	Amendment and restatement of its senior credit facility, among AMO, Lehman Commercial Paper Inc., General Electric Capital Corporation, Bank One, NA, Bank Of America, N.A. and the other lenders party thereto, to provide for a $100 million senior revolving credit facility and a $250 million term loan B, both maturing on June 25, 2009.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial statements of business acquired. Financial statements of the business acquired will be filed by amendment to this Current Report.

(b)	Pro forma financial information. Pro forma financial information will be filed by amendment to this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC. (Registrant)

Date:	July 8, 2004	By:	/s/ Aimee S. Weisner Aimee S. Weisner Corporate Vice President, General Counsel and Secretary